Exhibit 99.1

Zero Gravity Solutions, Inc. Signs Space Act Agreement with

NASA Ames Research Center

BOCA RATON, Fla.— (January 14, 2016),– Zero Gravity Solutions, Inc.'s (ZGSI or the Company) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth, announced today that it has signed a Reimbursable Space Act Agreement (the Space Act Agreement) with NASA Ames Research Center (ARC) to evaluate ZGSI’s nutrient delivery system for commercial agriculture. Pursuant to the Space Act Agreement, the Company shall provide certain funding for research, but shall own the resulting intellectual property. The focus of this partnership is the development of new agricultural technologies and products. The primary objectives of the Space Act Agreement are as follows:

•	To establish a scientific basis for action of ZGSI products;

•	To quantify the impact of ZGSI products on plant growth and productivity;

•	To evaluate and test the impact of ZGSI products on yield physiology of selected crops important to commercial agriculture; and

•	To evaluate and test the potential utility of ZGSI products to NASA space biology and life support applications.

Further, ZGSI shall utilize the unique, ground-based, controlled environment facilities and research personnel at ARC to address a series of science-based inquires relevant to both ZGSI and NASA. The initial product to be studied is the Company’s BAM-FX™ (Bioavailable Minerals – Formula X), an ionic nutrient delivery formulation designed to effectively deliver bioavailable forms of important nutrients to support plant growth. Field testing conducted by ZGSI’s wholly owned subsidiary BAM Agricultural Solutions over the last two years in multiple crop types have indicated increases in overall yield, health and productivity compared to standard farming practices.

“The formal execution of this new Space Act Agreement continues the long standing relationship and scope of work established by John Wayne Kennedy, a founder and the Chief Science Officer of ZGSI who has worked extensively with NASA over the past several years,” stated Glenn Stinebaugh, ZGSI’s President and Chief Executive Officer. Mr. Stinebaugh further stated, “Our ability to work closely with NASA’s leading plant biologists and other scientists to explore the potential of our BAM-FX™ technology brings unprecedented expertise and resources to our already impressive in-house team of scientists and agricultural consultants.”

For more information regarding the Space Act Agreement, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 14, 2016.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX™ , a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com